Medamicus, Inc. File no. 0-19467
                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE                                   CONTACT: JIM HARTMAN
                                                                 MEDAMICUS, INC.
                                                                 (763) 577-2212

JULY 22, 2003

                    MEDAMICUS REPORTS SECOND QUARTER RESULTS

         MINNEAPOLIS--Medamicus, Inc. (NasdaqSC: MEDM) reported a one percent decline in revenues from continuing operations to $4,338,000 for the second quarter ended June 30, 2003, compared to $4,382,000 for the same quarter in 2002. The Company also reported net income of $474,000, or $.10 per diluted share, for the second quarter, compared to $628,000, or $.13 per diluted share, in the second quarter of 2002. For the six months ended June 30, 2003, Medamicus reported revenues from continuing operations of $9,006,000, compared to $8,681,000 for the same six months of 2002, a four percent increase. The Company also reported net income of $1,106,000, or $.22 per diluted share, for the first six months of 2003, compared to $1,225,000, or $.25 per diluted share, for the first six months of 2002.

         "Sales of our core introducer products increased 32 percent in the second quarter of 2003 to $3.4 million as compared to the second quarter of 2002, as we broadened our business base with new and existing customers," said James D. Hartman, president and CEO. "Our market share continues to grow and today most of the major companies using venous introducers are on our customer list. We are now operating at a unit run rate of nearly 2,000,000 introducers per year, compared to an annual run rate of 1,200,000 units in the same quarter of last year."

         "During the quarter we encountered a manufacturing issue with our newly release FlowGuardTM valved introducer, which caused us to suspend shipments until corrected," said Hartman. "In order to rectify the problem, we will need to qualify a new resin which will defer our resumption of shipments until late in the fourth quarter or early 2004. Our sales in the second quarter were modestly affected by our inability to ship this product. Our income, however, was materially affected by more than $200,000 of write-offs, primarily scrapped inventory, which reduced our after tax income by approximately $.03 per share. Despite this short-term setback, the feedback from physicians regarding the FlowGuard has been extremely positive and we expect an upbeat reception when we reintroduce the product."

         "As expected, sales of advanced delivery system procedural kits and related products totaled $564,000 in the quarter compared to $1,562,000 in last year's second quarter, a decline of nearly $1,000,000," Hartman continued. "Similarly, we experienced a reduction of $950,000 of advanced delivery system sales in the first quarter of 2003. Most of the sales in this category were to Medtronic. As we reported a year ago, Medtronic has transitioned packaging of the next generation of the left ventricle lead delivery procedural kits used with its congestive heart failure therapy to its own facility. Despite this significant decline in left ventricle kit sales , we were able to increase our overall revenue to within one percent of last year's second-quarter sales and on a year-todate basis have actually increased our total sales by 4 percent. This is the result of focusing on new customers and new products.We expect the sales reduction in the upcoming two quarters from the left ventricle lead kit transition to be equivalent to the reduction experienced in the last two quarters."

         "Safety needle sales increased to $61,000 from $34,000 a year ago," Hartman stated. "Although the amounts are small, these sales represent the launch of the safety needle in Medtronic procedural kits, a very important element of creating the market awareness required to move safety needle use to the standard of care in the guidewire introducer market. We are currently assembling individually packaged safety needles to fulfill the initial order from Cook, Inc. under our recently signed supply agreement and expect that Cook will launch the product late in the third or early fourth quarter of 2003. All safety needles are now being assembled on our automated assembly machine, and although the yields are not yet where we would expect them to be, the cost of assembly is dramatically less than the manual assembly we undertook in the first quarter."

         "Our gross margin of just less than 42 percent was approximately four percentage points less than the same quarter a year ago. This decline was caused by the write-off of scrapped material from the halted production of the FlowGuard valved introducer which reduced overall gross margin by more than 4.5 percentage points," Hartman said.

         "Research and development costs declined by 13 percent to 8.8 percent of sales compared to 10.1 percent last year," Hartman continued. "We continue to conduct research and development activities at the same or greater rate than last year, but more of our projects this year have a customer cost sharing component, and we have deferred some larger


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validation expenses to later in the year. Selling expenses increased $92,000 to
$237,000 for the quarter or 5.5 percent of sales. We have completed hiring the full complement of sales/product managers we deemed necessary to execute our business strategy of highly attentive customer service plus cultivation of key physician relationships. General and administrative costs increased just slightly less than six percent. In total we earned $474,000 or $.10 per share while we replaced $1,000,000 of lost revenue from Medtronic. The FlowGuard issue cost us the opportunity to show sales and earnings gains compared to last year, but we are pleased with our effort to diversify our business base and grow our core introducer product line, " Hartman concluded.

         In a separate press release also issued on Tuesday, July 22, 2003, Medamicus announced that it had entered into a definitive agreement to acquire the operating assets of BIOMEC Cardiovascular Inc. ("BCI"), a Minneapolis based developer and manufacturer of implantable stimulation leads, lead delivery systems and accessories for cardiac rhythm management and neuromodulation.

         Medamicus, Inc., based in Plymouth, Minnesota, is a medical products company engaged in the design, development, manufacture and marketing of percutaneous delivery systems. Its products include venous vessel introducers, safety needles and other disposable delivery products for use in the implantation of pacemakers, defibrillators, catheters and infusion ports sold through OEM relationships with other medical device companies.

         This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by some statements made herein. All forward-looking statements involve risks and uncertainties. A number of factors that could cause results to differ materially are discussed in our Annual Report on Form 10-KSB for the year ended December 31, 2002. Among the factors that could cause results to differ materially are the following: the Company's dependence upon a limited number of key customers for its revenue; the Company's dependence upon licensing agreements with third parties for the technology underlying some of its products, especially the safety needle; the ability of the Company to negotiate and enter into safety needle supply agreements with major medical device companies and the ability of the Company and these customers to achieve market acceptance of the safety needle; the Company's ability to effectively manufacture its safety needle using its automated safety needle assembly equipment in anticipated required quantities; the Company's ability to successfully manufacture and introduce its FlowGuard valved peelable introducer; the Company's ability to develop or acquire new products to increase its revenues; the Company's ability to attract and retain key personnel; introduction of competitive products; patent and government regulatory matters; economic conditions; and the Company's ability to raise capital. All forward-looking statements of the Company, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by these cautionary statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

                            CONDENSED BALANCE SHEETS

                                               UNAUDITED        AUDITED (1)
Assets                                          06/30/03          12/31/02
                                         ----------------  ----------------
     Cash and cash equivalents               $ 6,491,564       $ 7,304,362
     Inventory, receivables and prepaids       4,605,349         4,395,861
     Property, plant and equipment, net        5,305,692         4,947,354
     Other assets                              1,910,763         1,923,428
---------------------------------------------------------  ----------------
TOTAL ASSETS                                $ 18,313,368      $ 18,571,005
---------------------------------------------------------  ----------------

LIABILITIES & SHAREHOLDERS' EQUITY
     Current liabilities                     $ 1,478,124       $ 2,842,575
     Long-term liabilities                       266,708           300,518
     Shareholders' equity                     16,568,536        15,427,912
---------------------------------------------------------  ----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY    $ 18,313,368      $ 18,571,005
---------------------------------------------------------  ----------------

(1) Derived from Audited Balance Sheet at 12/31/02.


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                      STATEMENTS OF OPERATIONS (UNAUDITED)

                                       THREE MONTHS ENDED               SIX MONTHS ENDED
                                   JUNE 30, 2003 JUNE 30, 2002     JUNE 30, 2003  JUNE 30, 2002
                                  -----------------------------   ------------------------------
Sales                                 $ 4,338,341   $ 4,382,042       $ 9,005,664    $ 8,680,725
Cost of sales                           2,518,589     2,363,767         5,115,270      4,693,751
---------------------------------------------------------------   ------------------------------
GROSS PROFIT                            1,819,752     2,018,275         3,890,394      3,986,974
---------------------------------------------------------------   ------------------------------

OPERATING EXPENSES:
     Research and development             383,247       442,213           741,247        854,512
     Selling, general and administrative  691,291       574,938         1,410,617      1,181,208
---------------------------------------------------------------   ------------------------------
TOTAL OPERATING EXPENSES                1,074,538     1,017,151         2,151,864      2,035,720
---------------------------------------------------------------   ------------------------------

---------------------------------------------------------------   ------------------------------
OPERATING INCOME                          745,214     1,001,124         1,738,530      1,951,254
---------------------------------------------------------------   ------------------------------

OTHER INCOME (EXPENSE):
     Interest expense                      (4,251)       (5,984)           (8,870)       (12,485)
     Interest income                       11,897        18,879            26,979         39,453
     Other                                   (399)       (1,519)             (402)        (1,968)
---------------------------------------------------------------   ------------------------------
TOTAL OTHER INCOME (EXPENSE)                7,247        11,376            17,707         25,000
---------------------------------------------------------------   ------------------------------

INCOME BEFORE INCOME TAXES                752,461     1,012,500         1,756,237      1,976,254
     Income tax expense                  (278,411)     (384,750)         (649,808)      (751,738)
---------------------------------------------------------------   ------------------------------
NET INCOME                                474,050       627,750         1,106,429      1,224,516
---------------------------------------------------------------   ------------------------------

EARNINGS PER SHARE
     Basic                                 $ 0.10        $ 0.13            $ 0.23         $ 0.26
     Diluted                                 0.10          0.13              0.22           0.25

WEIGHTED AVERAGE SHARES
          Basic                         4,733,950     4,714,066         4,730,964      4,700,260
          Diluted                       4,955,311     4,970,966         4,956,072      4,987,479

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